Exhibit 3.2.1.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DECRANE AIRCRAFT HOLDINGS, INC.

DECRANE AIRCRAFT HOLDINGS, INC., a Delaware corporation (the “Corporation”) does hereby certify that:

1.  The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”) and has been consented to in writing by the shareholders of the Corporation, and written notice has been given, in accordance with Section 228 of the DGCL.

2.  Article FOURTH of the Corporation’s Certificate of Incorporation is amended in its entirety as follows:

“FOURTH:  The aggregate number of shares of all classes of which the Corporation shall have authority to issue is as follows:

(i) 1,000 shares of Common Stock, with par value of $0.01 per share (the “Common Shares”); and

(ii) 700,000 shares of Senior Redeemable Exchangeable Preferred Stock with par value of $0.01 per share (the “Senior Preferred Stock”).  The Board of Directors is hereby authorized pursuant to the General Corporation Law of the State of Delaware to fix or alter from time to time the designations, powers, preferences and relative, participatory, optional or other rights, if any, and the qualifications, limitations or restrictions of the shares of the Senior Preferred Stock.”

IN WITNESS WHEREOF, DECRANE AIRCRAFT HOLDINGS, INC. has caused this Certificate of Amendment to be executed by its duly authorized officers on this 23 day of July, 2004.

DECRANE AIRCRAFT HOLDINGS, INC.,		Attest:

By:	/S/ R. JACK DECRANE	By:	/S/ JAMES E. MANN
	R. Jack DeCrane, Chairman		James E. Mann, Vice President